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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

     Quotesmith.com, Inc., a Delaware corporation (the "Company") and Philip Moeller ("Executive") enter into this Employment Agreement (the "Agreement") as of December __, 2001 (the "Effective Date").

     WHEREAS, in contemplation of an acquisition by a wholly owned subsidiary of the Company (the "INN Unit") of certain assets of Insurance News Network, LLC by the Company (the "Asset Purchase") both the Executive and the Company desire to enter into this Agreement upon the terms and conditions herein set forth;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby covenant and agree as follows:

     1. TERM OF EMPLOYMENT.

     The Company shall employ Executive, and Executive shall be employed by the Company for the period that begins effective as of the Effective Date and ends on December 31, 2003 or such earlier date as Executive's employment terminates under Section 4 of this Agreement (the "Employment Term"). Any renewal of this Agreement must be by the mutual consent of both the Company and the Executive.

     2. PERFORMANCE OF DUTIES.

     (a) Executive shall have the dual titles of Senior Vice President for the Company and Publisher for the INN Unit (sometimes hereinafter also referred to as "Insure.com.") Executive will report to the Company's Chief Executive Officer.

     (b) In his role as Senior Vice President, Executive will have such powers and perform such duties as are reasonably associated with the position of Senior Vice President, commensurate with the authority vested in the Executive's position, pursuant to this Agreement, and consistent with the By-Laws of the Company and applicable law. Executive will discharge his duties subject to and in observance of such applicable rules, regulations, policies, directions and restrictions as may be established from time to time by the Company.

     (c) Executive's duties as Senior Vice President will include being in charge of the Company's online business development activities. In this role, Executive will be responsible for identifying, developing, executing and maintaining third-party online business relationships that generate additional commission revenues for the Company. Executive will have authority to negotiate the terms of online business relationships on behalf of the Company, and to negotiate and develop business contracts to be signed either by the Executive or by such other senior executive officer as the Company's Board of Directors, President and/or Chief Executive Officer shall from time to time determine.

     (d) Executive's duties as Publisher of the INN Unit will include being the Chief Executive Officer of this business unit, in charge of all content developed by the business unit, all materials published on the INN Unit (Insure.com) web site, all third-party business relationships involving the INN Unit, including but not limited to advertising, e-commerce and



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content sales. Executive will be responsible for all business unit administrative and operational duties, and will have such corresponding powers and authority as are reasonably associated with the position of Chief Executive Officer, commensurate with the authority vested in the Executive's position, pursuant to this Agreement, and consistent with the By-Laws of the Company and applicable law as are normally incident to or reasonably associated with the position of Chief Executive Officer. Contingent upon Executive's satisfactory execution of his duties as Publisher, as hereinabove described, the Company agrees generally to support the editorial independence of the INN Unit web site.

     (e) Throughout the Employment Term, Executive shall devote substantially his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder, and do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities. Notwithstanding the foregoing, Executive may serve in any capacity with any civic, educational or charitable organization, provided that such activities do not materially interfere with the performance of his duties under this Agreement and are consistent with Company policies and procedures regarding such activities. In addition, notwithstanding the foregoing, the Company acknowledges and agrees that Executive will need to devote a reasonable amount of time during the first year of the Employment Term winding down the business and affairs of Insurance News Network, LLC.

     3. COMPENSATION.

     (a) BASE SALARY. For services rendered by Executive to the Company during the Employment Term the Company will pay Executive an annual base salary payable in monthly or more frequent installments, in accordance with the usual payroll practice of the Company in an amount equal to $175,000 (the "Base Salary"), less income tax withholdings and other normal employee deductions. Executive's entire base salary will be accounted for as an INN Unit expense.

     (b) BONUS. If the Asset Purchase is consummated, during the Employment Term, Executive shall be eligible for a $100,000 annual performance bonus for 2002, payable in January 2003 for the successful attainment of all of the following enumerated Items A, B and C:

         Item A. The Company attains an EBITDA in 2002 and 2003 (the 2003 EBITDA is for the purposes of Section 3(d)) of not less than $500,000 in each of the two years.

         Item B. The average monthly unique visitor traffic to the INN Unit web site is no less than 350,000 unique visitors per month as measured by netScore's Standard Traffic Measurement Report, U.S. View Trending.

         Item C. Beginning January 1, 2002 (or January 1, 2003 for purposes of
         Section 3 (c)), the INN Unit generates no less than $350,000 in quarterly operating profits, including commission income received and derived from the INN Unit.

         Item D. The Company attains an EBITDA in 2003 of not less than $1,000,000, excluding the effects of any other business combinations that the Company engages in between the Asset Purchase and the end of 2003.

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     (c) ADDITIONAL BONUS AND TITLE. If the Company attains all the 2002 financial goals listed above in Items A, B and C, Executive shall receive the title of Executive Vice President in January 2003. Furthermore, if the Company also attains the financial goals provided in Items B, C and D during 2003, the Company shall pay to Executive an additional performance bonus of $100,000, payable on the later of January 2, 2004 or as soon as the Company can reasonably determine whether the performance goals have been met.

     (d) STOCK OPTIONS. Conditioned upon the consummation of the Asset Purchase, Executive shall receive options to purchase up to 210,000 shares of the Company's common stock under terms to be set forth in a separate stock option agreement ("Stock Option Agreement") substantially in the form of the Exhibit A hereto, to be executed contemporaneously with the closing of the Asset Purchase. Certain terms of the Stock Option Agreement are summarized below:

         210,000 total options to purchase, at any time and from time to time within the ten (10) years immediately following the Effective Date, common stock of the Company, at an exercise price per share equal to the Company's Nasdaq closing bid price on the day of the closing of the Asset Purchase.

         25% vest at December 31, 2002 assuming 12 consecutive months of full-time employment with the Company.

         25% vest at December 31, 2003 assuming 24 consecutive months of full-time employment with the Company.

         25% vest at December 31, 2002 assuming successful attainment of Items A, B and C above.

         25% vest at December 31, 2003 assuming successful attainment of Items A, B, C and D above.

         100% vest and become immediately exercisable upon a termination without "Cause" or a resignation with "Good Reason," both as defined in Section 4 hereof.

         If Quotesmith is consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of Quotesmith immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, in the event of a sale of all or substantially all of Quotesmith's assets, or in the event that Quotesmith redeems or otherwise acquires more than fifty percent (50%) of its outstanding Common Stock (each, an "Acceleration Transaction"), then all outstanding options, whether or not then vested or exercisable, shall be deemed to be vested and exercisable immediately prior to the Acceleration Transaction.

     (e) VACATION. After a period of 90 days of continuous, full-time service during the first 12 months of employment, Executive will be entitled to take up to a total of two (2)


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weeks of paid vacation. After a period of 12 months of continuous employment and continuing throughout the Employment Term, Executive will be entitled to take, at such times as are mutually convenient to Executive and the Company, a total of three (3) weeks of paid vacation annually in accordance with the Company's policy.

     (f) FRINGE BENEFITS. The Company shall make available to Executive, throughout the Employment Term, such benefits and perquisites as are generally provided by the Company to its senior executive employees. Executive shall be eligible to participate in and receive coverage and benefits under all group insurance, stock ownership and other employee benefit plans, programs and arrangements of the Company which exist as of the Effective Date or are thereafter adopted by the Company for the benefit of its senior executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

     (g) BUSINESS EXPENSES. The Company shall reimburse Executive for the reasonable and necessary business expenses incurred by Executive in connection with the performance of his employment duties during the Employment Term. Such expenses shall include, but are not limited to, all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Reimbursement shall be made upon the presentation by Executive to the Company of reasonably detailed statements of such expenses.

     4. TERMINATION

     (a) BY THE COMPANY WITH OR WITHOUT CAUSE. This Employment Agreement may be terminated at any time at the option of the Company with or without "Cause" as defined in subsection (1).

          (1) As used in this Agreement, the term "Cause" means: (i) Executive's conviction of (or plea of no contest or similar plea to) a felony; (ii) Executive's habitual neglect of his obligations and duties under this Agreement (except by reason of incapacity due to illness or accident) if he (a) shall have failed to remedy the alleged breach caused by such conduct within 30 days from the date written notice is given by the Company demanding that he remedy the alleged breach caused by such conduct, or (b) shall have failed to take reasonable steps in good faith to that end during such 30-day period, (iii) Executive's willful fraud or misappropriation, either of which involved funds or other assets of the Company; (iv) Executive's breach of any material term of this Agreement (including, but not limited to, the non-compete and confidentiality provisions in Sections 6 and 8) which shall continue after notice from the Company and a reasonable cure period, or (v) Executive's failure to achieve INN Unit operating profits as defined in Section 3(b), Item C, above, for more than two consecutive quarters if such failure was not due to circumstances beyond Executive's control.

          (2) Termination for Cause shall be effective immediately for those events described in subsections (1)(i) and (1)(iii) hereinabove. Termination for Cause under subsection (1)(ii) hereinabove shall be effective immediately upon the giving by the Company to the Executive of a written notice that the Executive's breach is continuing at the end of the 30-day period. Termination for Cause under subsection (1)(iv) hereinabove shall be effective


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immediately upon the giving by the Company to the Executive of a written notice that the Executive's breach is continuing at the end of the reasonable cure period. In the event that the Executive is purportedly terminated for Cause and a court, arbitrator, or other tribunal having jurisdiction determines that Cause was not present, then such purported termination for Cause shall be deemed a termination without Cause.

     (b) DEATH. This Employment Agreement shall terminate automatically effective upon the death of Executive.

     (c) DISABILITY. This Employment Agreement shall terminate automatically upon Notice of Termination to Executive (or such later date as may be specified in such notice) following a determination by the Board of Directors that the Executive is unable to perform, onsite, the essential functions of his employment position due to a "Disability," as hereinafter defined, of Executive that cannot be reasonably accommodated by the Company. If the Employment Period is terminated by reason of a Disability of the Executive, the Company shall give thirty (30) days advance written Notice of Termination to that effect to the Executive. For purposes of this Agreement, the term "Disability" means either
(i) any medically determined physical or mental impairment that can be expected to significantly impair Executive's ability to perform his job for a period of six or more consecutive months from the first date of the Executive's absence, or (ii) a total and permanent "disability" that can be expected to significantly impair Executive's ability to perform his job for a period of six or more consecutive months from the first date of the Executive's absence, as such term is defined in any long term disability insurance policy or contract as may be in effect from time to time for the benefit of employees of the Company. If the existence of a Disability hereunder is in dispute, it shall be resolved by two physicians, one appointed by the Executive and one appointed by the Company. If the two physicians so selected cannot agree if the Executive has a Disability, the two physicians so selected shall designate a third physician and a majority of the three physicians so selected shall determine if the Executive has a Disability.

     (d) TERMINATION BY EXECUTIVE.

          (1) Executive may terminate the Employment Term with or without "Good Reason," as defined in subsection (2) below, upon written Notice of Termination to the Company delivered to the Company's Chief Executive Officer at least 60 days before the effective date of such termination. In the event of termination by Executive, Executive agrees to notify the Company's Chief Executive Officer personally and confidentially prior to providing such notification to any other Company employee.

          (2) As used in this Agreement, the term "Good Reason" means that (i) the Company assigns duties to the Executive that (A) reflect a substantial diminution in the nature of Executive's prior authority, duties or responsibilities with the Company, (B) are inconsistent with his title, and (C) materially interfere with the achievement of Item B or Item C under section 3(b); or (ii) the Company requires Executive to report to any individual other than the Company's Chief Executive Officer; or (iii) the Company materially breaches the terms of this Agreement (which breach is not cured by the Company within thirty (30) business days after written notice of such breach), or (iv) there is a material adverse change in the Executive's working conditions, without the Executive's consent, which a reasonable executive would consider to be intolerable. For purposes of the preceding sentence, the nature of the Executive's


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duties with the Company shall be evaluated in comparison to similarly situated companies in terms of size, age and nature of business.

     (e) NOTICE OF TERMINATION. Any termination of the Employment Term by the Company or by Executive (other than termination upon Executive's death) shall, except as otherwise expressly set forth in this Agreement, be communicated by written Notice of Termination to the other party hereto with no less than 60 days' prior notice. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the section so indicated.

     (f) TERMINATION DISPUTES. If, within seven (7) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination: (i) the Date of Termination shall be the date that the Notice of Termination was originally delivered, regardless of the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) if the dispute is determined in favor of the party delivering the Notice of Termination; and (ii) the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) if the dispute is determined in favor of the party receiving the Notice of Termination.

     5. CONSEQUENCES OF TERMINATION; SEVERANCE.

     (a) UPON TERMINATION BY THE COMPANY WITH CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. If this Agreement is terminated by the Company with Cause, or by the Executive without Good Reason, the Company shall have no further liability, financial or otherwise, under this Agreement except to pay Executive (i) the value of any accrued salary or other compensation due to Executive as of the effective date of such termination, and (ii) any accrued benefit payable under the employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of delivery of the Notice of Termination. Any stock options which have not vested as of the date of such termination shall be forfeited, but any stock options which have vested as of such date shall continue to be exercisable until the end of their ten-year term.

     (b) SEVERANCE UPON DEATH. If the Employment Term is terminated by the death of the Executive, the Company shall have no further liability under this Agreement except to pay Executive's estate or legal representative (i) the value of any accrued salary or other compensation due to Executive as of the date of the Executive's death, and (ii) any benefit payable under all employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of his death. In addition, a portion (determined in the manner set forth in the sentence next following) of the Executive's stock options which are unvested as of the date of his death shall continue to vest as though the Executive had not died and had continued to be employed by the Company through the end of the calendar year in


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which his death occurred, including those options that vested or would have vested due to the passage of time, and those options that vested or would have vested due to satisfaction of the performance requirements described in Section 3(d). For purposes of the preceding sentence, the portion of the Executive's unvested options which shall continue to vest shall be a fraction of such options, the numerator of which fraction shall be the number of days during the calendar year preceding the Executive's death, and the and the denominator of which fraction shall be the number of days in the calendar year.

     (c) SEVERANCE UPON DISABILITY. If the Employment Term is terminated by the Company due to Executive's Disability, the Company shall have no further liability under this Agreement except to pay Executive (i) the value of any accrued salary or other compensation due to Executive as of the effective date of such termination, and (ii) any benefit payable under the employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of delivery of the Notice of Termination; provided, however, that in the event Executive is paid disability benefits under any disability benefit plan of the Company in which he participates, any salary payments made to Executive during such period shall be reduced by the sum of such amounts. In addition, a portion (determined in the manner set forth in the sentence next following) of the Executive's stock options which are unvested as of the date of his Disability shall continue to vest as though the Executive had not suffered Disability and had continued to be employed by the Company through the end of the calendar year in which his Disability occurred, including those options that vested or would have vested due to the passage of time, and those options that vested or would have vested due to satisfaction of the performance requirements described in Section 3(d). For purposes of the preceding sentence, the portion of the Executive's unvested options which shall continue to vest shall be a fraction of such options, the numerator of which fraction shall be the number of days during the calendar year preceding the Executive's Disability, and the denominator of which fraction shall be the number of days in the calendar year.

     (d) SEVERANCE UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE WITH GOOD REASON. If the Employment Term is terminated by the Company without Cause, or is terminated by the Executive with Good Reason, the Company shall pay Executive (i) either in one or more lump sums or, at the Company's option, at the same times that it would have been paid had the Executive's employment with the Company not terminated the aggregate amount of compensation to which the Executive would have been entitled had the Employment Term not been terminated and he had continued to be employed by the Company, including the aggregate amount of his base salary and the bonuses to which he would have been entitled, and (ii) any benefits payable under the employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of delivery of the Notice of Termination. In addition, all unvested stock options granted to the Executive shall become immediately 100% vested and fully exercisable.

     6. CONFIDENTIAL INFORMATION.

     (a) DISCLOSURE AND USE. Executive shall not disclose or use at any time, either during or after Executive's employment with the Company or any other direct or indirect subsidiary of the Company (collectively referred to herein as the "Company"), any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, technical or non-technical data, a formula, pattern, compilation, program, device,


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method, technique, drawing, process, financial data, or list of actual or potential customers or suppliers, of which Executive is or becomes informed or aware during his employment, whether or not developed by Executive, except (i) as may be required by the Chief Executive Officer or the Board of Directors for Executive to perform his employment duties with the Company; (ii) to the extent such information has been disclosed to Executive by a third party who is not subject to restriction on the dissemination of such information or becomes generally available to the public other than as a result of a disclosure by a party who is not subject to restriction on the dissemination of such information; (iii) information which must be disclosed as a result of a subpoena or other legal process, after the Company has had the opportunity to request a suitable protective order for such information, or (iv) unless Executive shall first secure the Company's prior written authorization. This covenant shall survive the termination of Executive's employment with the Company, and shall remain in effect and be enforceable against Executive for so long as any such Company secret or confidential information retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use. Executive shall execute such reasonable further agreements of Executive's obligations to the Company concerning non-disclosure of Company trade secrets and confidential information as the Company may require from time to time. Notwithstanding the foregoing, Executive shall be free to use and employ his general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned during the course of his employment, so long as he acquired and applies such information without disclosure of any confidential or proprietary information of the Company and without any unauthorized disclosure of work product.

     (b) RETURN OF MATERIALS. Upon termination of the Employment Term, Executive (or in the event of termination due to Executive's death, his estate or devisee, legatee or other designee, as applicable) shall promptly deliver to the Company all assets of the Company, including materials of a secret or confidential nature relating to the Company's business, which are in the possession or under the control of Executive.

     7. INVENTIONS AND DISCOVERIES.

     Executive hereby assigns to the Company all of his rights, title and interest in and to all inventions, discoveries, processes, designs and other intellectual property, including without limitation, copyrights, patents, trademarks and trade names (hereinafter referred to collectively as the "Inventions"), and all improvements on existing Inventions made or discovered by Executive during the Employment Term. Promptly upon the development or making of any such Invention or improvement thereon, Executive shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of Executive's rights therein and, if requested by the Company, shall assist the Company in applying for copyrights and trademark protection and in applying for and prosecuting any patents which may be available for said Invention or improvement. The Company acknowledges and hereby notifies Executive that this section 7 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates to
(i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.

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     8. RESTRICTIVE COVENANTS.

     (a) RESTRICTION ON COMPETITION. During the Employment Term and for a two
(2) year period following the Employment Term, Executive shall not, without the prior written authorization of the Board of Directors of the Company, directly or indirectly render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity directly competitive or severely adverse to the Company's business welfare or engage in any activity whether alone, as a partner, or as an officer, director, employee, consultant, independent contractor, or stockholder in any other corporation, person, or entity which is directly competitive with or severely adverse to the Company's business welfare.

     (b) RESTRICTION ON EMPLOYEE SOLICITATION. During the Employment Term and for a two (2) year period following the Employment Term, Executive shall not employ or attempt to employ or assist anyone else to employ any person who is at such time, or at any time during the preceding year was, an employee of or consultant to the Company. As used in this section 8, the verb "employ" shall include its variations, for example, retain, engage or conduct business with; the term the "Company" shall include subsidiaries or affiliates, if any, of the Company.

     (c) REASONABLE SCOPE AND TIME. The parties acknowledge that the time, scope, and other provisions of this Agreement have been specifically negotiated by the parties and agree that all such provisions are reasonable under the circumstances and are given as an integral and essential part of Executive's employment hereunder. In the event that any covenant contained in this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     9. SEVERABILITY.

     If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed (i) modified only to the extent necessary to render it valid, or (ii) not applicable to given circumstances, or
(iii) excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

     10. ARBITRATION OF DISPUTES.

     Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, (other than a controversy arising out of or relating to Sections 4, 5, 6, 7 or 8 hereof), shall be settled by arbitration in Chicago, Illinois, conducted in accordance with the American Arbitration Association Commercial Arbitration Rules and the Supplementary procedures for Large, Complex Disputes, by an independent arbitrator chosen by mutual consent and agreement of both parties. Either the Company or Executive may institute such arbitration proceeding by giving written notice to the other party. The decision of the arbitrator shall be final and binding upon both parties hereto. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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     11. ENFORCEMENT.

     Executive hereby acknowledges that the Company would suffer irreparable injury if the provisions of sections 6, 7, and 8 herein, which shall survive the termination of this Agreement, were breached and that the Company's remedies at law would be inadequate in the event of such breach or threatened breach. Accordingly, Executive hereby agrees that any such breach or threatened breach may, in addition to any and all other available remedies (including those remedies provided in section 10), be preliminarily and permanently enjoined in a court of law or equity by the Company without the necessity of posting a bond.

     12. LEGAL FEES AND EXPENSES.

     In the event of litigation or arbitration under this Agreement, the prevailing party shall be entitled, in addition to such other relief as may be granted, to its attorneys' fees and costs incurred by reason of such litigation or arbitration.

     13. GENERAL PROVISIONS.

     (a) NOTICES. Any notice, request, demand or other communication required or permitted to be given hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, pre-paid overnight courier, or by a facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

         To the Company:            Quotesmith.com, Inc.
                                    8205 South Cass Avenue, Suite 102
                                    Darien, IL 60561
                                    Attention:  President
                                    Fax:  (630) 515-0276

         With a copy to:            David J. Kaufman, Esq.
                                    Katten Muchin Zavis
                                    525 West Monroe, Suite 1600
                                    Chicago, IL  60661
                                    Fax:  (312) 577-8648

         To Executive:              Philip Moeller
                                    Insurance News Network, LLC
                                    76 LaSalle Road
                                    West Hartford, Connecticut  06107
                                    Fax:  (860) 231-7357

Either the Company or Executive may, at any time, by notice to the other, designate another address for service of notice on such party. When the letter, facsimile, telegram or telex is dispatched as provided for above, the notice shall be deemed to be made when the addressee receives the letter, facsimile, telegram or telex, or within three days after it is sent, whichever is earlier.

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     (b) AMENDMENTS. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

     (c) CAPTIONS AND HEADINGS. The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

     (d) GOVERNING LAW. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

     (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

     (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

     (g) ENTIRE AGREEMENT. Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

     (h) RELIANCE BY THIRD PARTIES. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefit.

     14. EFFECTIVE DATE.

     This Agreement shall be effective on the Effective Date.

     15. ACKNOWLEDGEMENT.

     EXECUTIVE ACKNOWLEDGES THAT HE HAS READ, UNDERSTOOD AND ACCEPTS THE PROVISIONS OF THIS AGREEMENT, WHICH IS THE ENTIRE AGREEMENT BETWEEN THE EXECUTIVE AND THE COMPANY WITH RESECT TO THE SUBJECT MATTER HEREOF. EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO AND HAS REVIEWED THE TERMS AND CONDITIONS OF THIS AGREEMENT WITH COMPETENT COUNSEL.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date written above.

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

QUOTESMITH.COM, INC.                                         EXECUTIVE
By: /s/ R.S. Bland                                By: /s/ Philip Moeller
    -------------------------                     -----------------------------
Robert S. Bland                                   Philip Moeller
Chief Executive Officer


Date: 12/1/01                                     Date:  12/6/01
      -----------------------                     -----------------------------



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